EXHIBIT (a)(1)(iv)

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                         DB HEDGE STRATEGIES FUND LLC
                              25 DeForest Avenue
                           Summit, New Jersey 07901

     SUPPLEMENT, DATED NOVEMBER 3, 2004, TO THE OFFER TO REPURCHASE, DATED
       SEPTEMBER 28, 2004, INCREASING TO 9,615 (APPROXIMATELY 15% OF THE OUTSTANDING UNITS AS OF AUGUST 31, 2004) FROM 3,205 UNITS (APPROXIMATELY
    5% OF THE OUTSTANDING UNITS AS OF AUGUST 31, 2004) OF LIMITED LIABILITY
           COMPANY INTEREST SUBJECT TO REPURCHASE AT NET ASSET VALUE
                            DATED DECEMBER 31, 2004

                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, NOVEMBER 16, 2004,
                         UNLESS THE OFFER IS EXTENDED

To the Investors of
DB Hedge Strategies Fund LLC:

          DB Hedge Strategies Fund LLC (the "Fund"), hereby amends the Offer to Repurchase dated September 28, 2004 (the "Offer to Repurchase" and, together with this Supplement and the Letter of Transmittal, the "Repurchase Offer"), to increase to 9,615 (approximately 15% of the outstanding units as of August 31, 2004) from 3,205 (approximately 5% of the outstanding units as of August 31, 2004) of limited liability company interest subject to repurchase at net asset value dated December 31, 2004. This Repurchase Offer is being made to all investors of the Fund ("Members") and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described in this Supplement and in the attached Offer to Repurchase document. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Limited Liability Company Operating Agreement, dated as of October 23, 2001 (the "LLC Agreement").

          Members should realize that the value of the Units tendered in this Repurchase Offer likely will change between October 31, 2004 (the last time the Fund's net asset value was calculated), November 30, 2004 (the next time the Fund's net asset value will be calculated) and December 31, 2004, when the value of the Units tendered to the Fund will be determined for purposes of calculating the repurchase price of such Units. Members should also note that although the Repurchase Offer expires at 12:00 midnight, Eastern Time, Tuesday, November 16, 2004, or, if the offer is extended, such time and date as the Fund designates in an amended notice to Members ("Repurchase Request Deadline"), they remain Members in the Fund until the Valuation Date. Generally, the Fund determines its net asset value monthly. Any tendering Members that wish to obtain the most recently calculated net asset value of their Units on this basis should contact PFPC Inc., at the telephone number or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

          If the amount of the Units that are properly tendered pursuant to the Repurchase Offer, and not withdrawn pursuant to Section 5 of the Offer to Repurchase document, is less than or equal to 9,615 (or such greater amount as the Fund may elect to repurchase pursuant to the Repurchase Offer), the Fund will, on the terms and subject to the conditions of the Repurchase Offer, repurchase all of the Units so tendered unless the Fund elects to cancel or amend the Repurchase Offer, or postpone acceptance of tenders made pursuant to the Repurchase Offer, as provided in Section 7 of the Offer to Repurchase document. If more than 9,615 Units are duly tendered to the Fund before the Repurchase Request Deadline and not withdrawn pursuant to Section 5 of the Offer to Repurchase document, the Fund will, in its sole discretion, either
(a) purchase an additional amount of Units not to exceed 2% of the Units outstanding as of the Repurchase Request Deadline in conformity with Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934; (b) extend the Repurchase Offer, if necessary, and increase the amount of Units that the Fund is offering to repurchase, to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Repurchase Offer; or (c) accept Units tendered on or before the Repurchase Request Deadline for payment on a pro-rata basis based on the aggregate net asset value of tendered Units. The Repurchase Offer may be extended, amended or canceled in various other circumstances described in Section 7 of the Offer to Repurchase document. The Adviser does not intend to tender any Units in the Repurchase Offer.

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          IF YOU ALREADY COMPLETED AND SUBMITTED THE LETTER OF TRANSMITTAL
THAT ACCOMPANIED THE OFFER TO REPURCHASE MAILED TO YOU ON SEPTEMBER 28, 2004, AND DO NOT WISH TO TENDER FURTHER UNITS, PLEASE DISREGARD THIS NOTICE. YOU ARE NOT REQUIRED TO TAKE FURTHER ACTION IN ORDER FOR YOUR PREVIOUSLY TENDERED SHARES TO BE CONSIDERED FOR REPURCHASE BY THE FUND.

          Members desiring to tender all or any portion of their Units in accordance with the terms of the Repurchase Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund in the manner set forth below.

          THIS SUPPLEMENT IS AUTHORIZED FOR USE ONLY IF ACCOMPANIED BY THE OFFER TO REPURCHASE DATED SEPTEMBER 28, 2004, OF THE FUND. THE INFORMATION CONTAINED HEREIN IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION SET FORTH IN THE OFFER TO REPURCHASE, WHICH COVERS THE REPURCHASE OFFER EXCEPT AS EXPRESSLY VARIED HEREIN.

                                   IMPORTANT

          NEITHER THE FUND, DB INVESTMENT MANAGERS, INC., THE FUND'S INVESTMENT ADVISER ("ADVISER"); ANY AFFILIATE OF THE ADVISER; NOR ANY OF THE DIRECTORS OF THE FUND MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER UNITS, AND IF SO, THE PORTION OF THEIR UNITS TO TENDER.

          BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER INVESTORS SHOULD TENDER UNITS PURSUANT TO THE REPURCHASE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE REPURCHASE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

          THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         Questions and requests for assistance and requests for additional copies of this Supplement and the offer to Repurchase document (which we have attached to this Supplement as Exhibit A for your reference) may be directed to PFPC Inc., the Fund's Sub-Administrator.

November 3, 2004

                               PFPC Inc.
                               P.O. Box 219
                               Claymont, Delaware 19703
                               Attention: DB Hedge Strategies Fund LLC

                               Phone:    (302) 791-2810
                               Fax:      (302) 791-2790